DISTRIBUTION AGREEMENT

made on this 12th day of June 2001

BETWEEN

                  HOME ART & SALES SERVICES AG
      a company incorporated under the laws of Switzerland, whose registered office is at Glarnerstrasse 88, CH - 8854
                      Siebnen, Switzerland
             (hereinafter referred to as "Home Art")

AND

            CREATIVE PARTNERS INTERNATIONAL INC. LLC a company incorporated under the laws of the State of Delaware,
                    United States of America,
 whose principal place of business is at 2118 La Granada Drive,
                    Thousand Oaks, California
                 91362, United States of America
           (hereinafter referred to as the "Company")

WHEREAS

A. Home Art supplies (or causes to be supplied) around the World consumer goods, including, inter alia, the Products (as herein defined).

B. Home Art wishes to appoint the Company and the Company has agreed to act as the exclusive distributor of the Products in the Territory (as herein defined) on the terms and conditions herein contained.

NOW IT IS HEREBY AGREED as follows:

1 DEFINITIONS

In this Agreement the following words shall have the following meanings:

i) the "Products" shall mean the products (and spare parts therefor) contained in the patented vacuum system, limited however for the preservation of foodstuffs, such products bearing the VacSy", the "Zepter" and/or the "Zepter International" trademarks. All other vacuum applications used for (cigars, etc.) shall be excluded from this Agreement. A list of the Products as currently defined and the prices thereof is annexed hereto as Schedule A.

ii) "Quarter" shall mean the period of three months ending on 31st March, 30th June, 30th September and 31st December of each year.

iii)the "Territory" shall mean the United States of America.

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iv) the "Trademarks" shall mean the VacSy", the "Zepter" and/or the "Zepter
    International" trademarks together with any other trademarks used on the Products supplied by Home Art to the Company during the Term.

2.APPOINTMENT

Subject to the conditions set forth in this Agreement, Home Art hereby appoints the Company, which accepts such appointment as its exclusive distributor for the Products to import, sell and distribute all such Products in the Territory.

3. UNDERTAKINGS OF THE COMPANY

The Company undertakes:

i) to use all reasonable means to ensure that the Products are imported into the Territory with a minimum of delay and to attend to and complete in a proper and efficient manner all necessary documents and formalities in connection therewith. In this respect, all permits, certificates and licenses required for-the importation, sale and use of the Products in the Territory are to be obtained by the Company if possible in the name of and to the benefit of Home Art (or its nominee);

ii) to use its best endeavours to initiate, extend and develop the sale of the Products in the Territory and not to do anything which may hinder or interfere with such sales. The Company will take Home Art's existing marketing policies into consideration;

iii)to pay or ensure payment, pursuant to clause 6 hereof, to Home Art of all sums due to Home Art in respect of sales of the Products (or spare parts) in the Territory;

iv) not to make contracts on behalf of Home Art nor, without Home Art's prior written consent,to make any promises, representations, warranties or guarantees with reference to the Products on behalf of Home Art or otherwise incur any liability on behalf of Home Art;

V) to inform Home Art immediately of any changes in the Company's organisation or method of doing business which might affect the performance of the Company's duties hereunder. Furthermore, the Company shall designate a contact person, who must be able to communicate in English, to act as the liaison between the Company and Home Art in all matters relating to this Agreement;

vi) to observe all directions and instructions given to it by Home Art in relation to the promotion, sale, distribution and exploitation of the Products;

vii)to supply to Home Art on request market reports which shall include information on demand and competitive activity in relation to the Products. Furthermore, the Company shall inform Home Art of all information relevant to the sales of the

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     Products in the Territory including the Company's sales prices and applicable rebates and any further information that may be of interest to Home Art;

viii)to advise Home Art of all respective current statutory, official and private regulations, directives, safety standards and other requirements, including all amendments thereof, that are relevant to the Products in the Territory and shall provide Home Art with the respective documentation and regulations;

ix) except with the prior express written consent of Home Art not to assign, transfer, charge or make over this Agreement or its rights hereunder or any part thereof nor to appoint sub-distributors hereunder;

X) except with Home Art's prior written consent to purchase the Products and spare parts therefor only from Home Art;

xi) not to manufacture or distribute during the Term of this Agreement goods of the same description as the Products or goods in competition with the Products in the Territory;

xii) to refrain outside the Territory from seeking customers for the Products;

xiii)to refrain outside the Territory from establishing any branch or maintaining any distribution depot for the sale of the Products;

xiv) to provide for customers of the Products in the Territory an efficient maintenance after sales service and to maintain at the cost and risk of the Company a stock of spare parts, accessories and ancillary equipment adequate therefor;

xv) to sell the Products under the Trademarks and only in those packages and with those labels and packaging design supplied by Home Art, and to cease using the Trademarks after any termination of this Agreement;

xvi) not to use the Trademarks otherwise than in accordance with this Agreement;

xvii) not to give to any purchaser of the Products or to anyone, any guarantee or warranty with respect to the Products or any instructions for use or care of the Products, except those previously approved in writing by Home Art;

xviii)to notify Home Art promptly after becoming aware of any of the following in the Territory:

      (a)any claim of infringement and of the commencement against it of any action for infringement of patents, trademarks or other intellectual property rights made or brought against the Company and relating to the Products;

      (b)any unfair competition relating to the Products;

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      (c)any infringement or suspected or threatened infringement by a third party of the intellectual property rights relating to the Products;

xix) to furnish Home Art (or its nominee) whatever reasonable assistance may be required, at Home Art's request and expense, to enable Home Art (or its nominee) to defend any claims or actions referred to in clause 3(xviii)a above made by a third party that may be threatened or filed against the Company; and

xx) to take such steps as the parties may agree, including the institution of legal proceedings where necessary, in the name of one of the parties or in the joint names of Home Art (or its nominee) and the Company in the event of any infringement or alleged infringement referred to in clause 3(xviii)c above by a third party.

4. UNDERTAKINGS OF HOME ART

Home Art undertakes:

i) to use its reasonable endeavours to comply with any delivery schedule submitted by the Company and agreed by Home Art. In the event of late delivery, the Company shall have no claim whatsoever against Home Art for damages;

ii) to provide such information and support as may reasonably be requested by the Company to enable it properly and efficiently to discharge its duties hereunder;

iii)to advise the Company in writing sixty (60) days prior to its withdrawing or adding any item to the Products available for distribution hereunder;

iv) to provide the Company with such advertising and publicity materials relating to the Products, in the English and/or the local language, as the Company may reasonably require. However said materials shall be at the expense of the Company.

5.TERM

Subject to clauses 9 and 11 below, this Agreement shall remain in force for an initial term of five years commencing on June 1, 2001 and terminating on May 31, 2006. However, subject always to the Company satisfying the minimum quantity requirements, set forth at clause 9 below, this Agreement shall continue automatically for an indefinite period thereafter unless terminated by either party giving to the other not less than three (3) months' written notice of termination expiring at the end of the initial 5-year term or at any time thereafter.

6. PRICES AND PAYMENTS

6.1. The Prices to be paid by the Company to Home Art for the Products shall be those prices referred to in the Price
     List attached hereto at Schedule A.

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6.2.The prices referred to in the Price Lists shall be fixed on a semi-annual basis (i.e., from January 1 to June 30 and from July 1 to December 31 of each year of the Term). In the event that the prices change from one period to the next, Home Art shall give the Company at least two (2) months' prior written notice of such change (i.e., notification shall be given on or prior to April 30 and October 30 for the following semi-annual period).

6.3.The Company shall have the following payment options with respect to the
    Products:

    (a) Either payment shall be made in advance by the Company to Home Art. Payment in advance shall mean prior to delivery of the Products by Home Art to the Company. For advance payments, the Company will receive a discount of 2% on the corresponding final invoiced amount; or

    (b) The Company shall pay Home Art the amount provided in each invoice within thirty (30) days of the date of the invoice, which may be issued by Home Art on or at any time after delivery of the Products. In such case, payments to be made hereunder shall be supported by an irrevocable Letter of Credit, issued by a first class international bank acceptable to Home Art, to be opened five (5) working days prior to delivery of the Products and in the full amount representing the exact value of the Products, in a form and on terms and conditions acceptable to Home Art.

7. EXPENSES

No claims for or deductions in respect of expenses incurred by the Company in the performance of its functions and duties under this Agreement shall be made or allowed except where expressly agreed to beforehand in writing by Home Art.

8. ORDERS / FORECASTS DELIVERY

   8.1.All orders shall be on an Ex-Works (Switzerland) basis or on an Ex-Works (Italy) basis (Incoterms 2000), depending on the availability of the Products. All duties, import and/or export duties and such other taxes, tariffs and surcharges of any nature whatsoever now or hereafter levied or imposed in any country or territory either directly or indirectly in respect of the transfer of the Products to the Company's warehouse or payments for them and all freight costs and insurance costs from the place of delivery to the Company's warehouse will be paid for by the Company. Placing the Products at the disposal of the Company in Home Art's warehouse in Switzerland or in Italy shall constitute delivery thereof to the Company and from the point in time when the Products have been placed at the disposal of the Company, the Products shall be at the Company's risk.

   8.2.The Company shall provide the three month rolling forecast to Home Art (or its nominee) by the fifteenth (15 ) day of every month. This forecast will concern the

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       request for goods for the three months in the following quarter.
       By way of illustration therefore the Company will, on 15th
       January, provide a forecast in respect of goods required for April, May and June.

   8.3.The quantities required for the first (V) month of each forecast shall be regarded as a definitive order to Home Art.

   8.4.As soon as practicable after receipt of the forecast Home Art will send to the Company a confirmation of the order for the deliveries scheduled for the first (1st) month referred to in the forecast.

   8.5.The quantities provided in the forecast for the second (2nd) and third (3rd) month of each forecast may be revised (upwards or downwards) by a maximum of ten percent (10%).

   8.6.The forecast is binding on the parties except in the case of "Force Majeure".

9. MINIMUM QUANTITY REQUIREMENTS

   9.1.Subject to clause 9.2 below, from September 1, 2001 to May 31,
       2006, the Company hereby undertakes to purchase from Home Art a minimum quantity of Products, the total value of which shall not be less than US$44,000,000 (excluding VAT, or the equivalent thereof). The purchase schedule for the Term shall be as follows:

                                                  Minimum
                                               Purchase Amount
From September 1, 2001 to November 30, 2001   US$        500,000
From December 1, 2001 to May 31, 2002         US$      4,000,000
From June 1, 2002 to November 30, 2002        US$      3,250,000
From December 1, 2002 to May 31, 2003         US$      3,250,000
From June 1, 2003 to November 30, 2003        US$      4,000,000
From December 1, 2003 to May 31, 2004         US$      4,000,000
From December 1, 2004 to May 31, 2005         US$      5,500,000
From June 1, 2005 to November 30, 2005        US$      7,000,000
From December 1, 2005 to May 31, 2006         US$      7,000,000

TOTAL                                         US$     44,000,000

   9.2.The Company acknowledges that the UL approval for certain Products, namely VG-017, VG-017-P and VG - 010 as described in Schedule A hereto, has been requested and should be granted by September 1, 2001. However, in the event that such approval is not granted by September 1, 2001, then the parties shall negotiate the revision of the purchase schedule set forth above in order to reflect the actual date at which the approval is granted.

   9.3.In the event that the Company fails to respect the purchase schedule set forth at clause 9.1 above, as may be amended in accordance with clause 9.2 above, or in

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       any subsequent six-month period of the Term as may be extended, then Home Art shall have the right to either revoke the exclusive right of the Company to distribute the Products (such that the right becomes non-exclusive), or to terminate this Agreement, with immediate effect, by advising the Company by written notice of its wish to do so.

   9.4.In the event that the Company satisfies the minimum quantity requirements contained in the purchase schedule at clause 9.1 above, as may be amended pursuant to clause 9.2 above, then the parties shall negotiate, in good faith, at the beginning of each subsequent year of the Term the six-monthly minimum quantity requirements to be achieved by the Company during each additional year of the Term.

10. GUARANTEE BONUS

In consideration of the Company agreeing not to accept any express warranties by Home Art in respect of the design, material and workmanship of the Products, Home Art hereby agrees to deduct 2% (excluding VAT, if applicable) from each invoiced amount by way of a "Guarantee Bonus". Consequently, to the extent permitted by law, any defective Products shall not be returned by the Company to Home Art, nor shall they be replaced "one-to-one" by Home Art. The Company hereby accepts responsibility for the after-sales service and for the replacement of any defective Products towards its customers.

11. LIMITATION OF DAMAGES

11.1.In  consideration of Home Art providing the Company with the
     Guarantee Bonus referred to at clause 10, above, the Company hereby acknowledges and accepts that Home Art makes no express warranties concerning the design, material or workmanship of the Products and that, to the extent permitted by law, Home Art shall therefore be under no liability to the Company for any damages or losses, direct or indirect, resulting from defects in design, materials or workmanship in respect of the Products.

11.2.Home  Art  shall  have  no liability  for  any  indirect  or consequential losses or expenses suffered by the Company in respect of the Products, however caused, including but not limited to loss of anticipated profits, goodwill, reputation, business receipts or contracts, or losses or expenses resulting from third party claims in relation to the Products.

12. TERMINATION

12.1.1. If either party shall go into liquidation either voluntary or compulsory (except for the purpose of amalgamation or reconstruction previously approved of in writing) or sell or dispose of its undertaking or the major part thereof or in any manner assign this Agreement or make any assignment for the benefit of creditors or cease or threaten to cease to carry on business or is unable to pay its debts as they fall due; or

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12.1.2.    if  a  receiver  or receiver and manager  or  judicial
     manager or administrator is appointed for either party over the whole or any part of its assets and is not withdrawn within forty-eight (48) hours of appointment; or

12.1.3. if either party shall commit any material breach (whether remediable or not) of its obligations under this Agreement and (if remediable) shall fail to remedy the breach within thirty (30) days of notice given by the other party to the former party requiring it to do so, then upon the happening of any one or more of such events the other party shall have the right forthwith by notice in writing to terminate this Agreement.

12.2.Any   termination  of  this  Agreement  shall   be   without
     prejudice to the right of Home Art to recover any monies due to it under this Agreement and to the rights or remedies of either party in respect of any antecedent breach of this Agreement.

12.3.In  the  event  of  termination of this  Agreement  for  any reason, no claims or goodwill shall arise therefrom, and the Company shall immediately cease from making any representations regarding its status as a distributor for Home Art and from taking any other action or doing any other thing relating it to Home Art or to the Products, including without limitation to the Trademarks relating to the Products save that in the event of termination by effluxion of time the Company shall have the right to sell off its remaining stock of the Products within three (3) months from the date of termination and all the obligations (including payment obligations) of the Company herein contained shall continue to apply until the end of that three (3) month period.

12.4.Upon any termination of this Agreement, the Company shall take all necessary measures in order to transfer any permits and licenses for the Products that may be in the Company's name to Home Art (or its nominee).

12.5.The Company hereby waives, to the extent it is able to do so by law, any statutory rights or other rights it may have or acquire in respect of the termination of its relationship with Home Art arising hereunder and the Company agrees that the rights available to it hereunder, in the event of termination of this Agreement, are adequate and correctly reflect the Agreement of the parties.

13. ENTIRE AGREEMENT

This Agreement is the entire and sole agreement and understanding of the parties hereto and supersedes all other prior agreements, understandings and communications (if any), whether oral or written.

14. HEADINGS

The headings of the clauses and sub-clauses of this Agreement have been added for convenience only and shall not affect the interpretation of this Agreement.

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15. FORCE MAJEURE

15.1.The  obligations  of the parties hereunder  (other  than  an obligation to pay money) shall be suspended during the period and to the extent that such party is prevented or hindered from complying therewith by "Force Majeure" (as hereinafter defined). In such circumstances such party shall give notice of suspension as soon as reasonably possible to the other party stating the date and extent of such suspension and the cause thereof and the omission to give such notice shall forfeit the rights of such party to claim Force Majeure. Either party whose obligations have been suspended as aforesaid shall resume the performance of such obligations as soon as reasonably possible after the removal of the cause and shall so notify the other party. In the event that the circumstances of Force Majeure continue for more than six (6) months, either party may terminate this Agreement on thirty (30) days written notice.

15.2."Force  Majeure"  means  any  cause  beyond  the  reasonable control of such party including (insofar as beyond such control but without prejudice to the generality of the foregoing expression) strikes, (whether official or unofficial), lock-outs, labour disputes, act of God, war, warlike operations, riot, civil commotion, malicious damage, or shortage of labour, raw material or other supplies, and compliance with any law or governmental order, rule, regulation or direction.

16. CONFIDENTIALITY

The Company hereby undertakes to maintain the confidentiality of any trade secrets, knowhow, customer files, financial information, strategic planning information, or other information relating to Home Art which is not a matter of public knowledge at the time such information is disclosed to the Company, both during the Term and after the expiry or earlier termination of this Agreement, until such time as that information becomes a matter of public knowledge through no act or omission of the Company.

17 INVALIDITY OF PARTICULAR PROVISION

If any term of this Agreement shall, to any extent, be invalid, illegal or unenforceable, the remainder of this Agreement shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

18. NOTICES

All notices shall be in writing and shall be served personally or by registered or certified air mail (return receipt requested) or courier service to either party at its address set forth in this Agreement or at such other address as each party may provide to the other in writing from time to time. Service of any such notice served at such address in accordance with this clause shall be effective upon receipt or within five (5) working days from the date of posting (postage prepaid, properly addressed and registered) whichever is the earlier.

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19. LIMITATION OF AUTHORITY

The Company shall act solely as an independent contractor and shall have no legal power or authority, either expressed or implied, to act for, bind or commit Home Art in any way whatsoever and the parties hereby acknowledge that nothing in this Agreement is intended to result in the appointment of the Company as an agent of Home Art, or to create a joint venture between the parties hereto. Furthermore, Home Art shall retain title and ownership of all know-how for the Products and of all information and material made available to the Company, which are subject to copyright.

20. COMPLIANCE WITH GOVERNMENTAL REGULATIONS

The parties hereby acknowledge that the sale and delivery of the Products are subject to the import, export and re-export laws and other laws and regulations of the countries involved.

21. APPLICABLE LAW

21.1.This Agreement shall be governed by and construed in accordance with the laws of Switzerland.

21.2.Any disputes arising in connection with this Agreement shall (if an amicable settlement cannot be reached between the parties) be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said rules. The arbitration shall be held in the English language and shall take place in London, England.

IN WITNESS whereof this Agreement has been executed by the duly authorised representatives of the parties hereto on the day and year first above-mentioned.

For and on behalf of              For and on behalf of
HOME ART & SALES SERVICES AG      CREATIVE PARTNERS INTERNATIONAL






BY                                     BY
Duly Authorised Representative      Duly Authorised Representative

                  tiome. Art 6 Sales swwces 041
                        Glarnerstrasse 88
                    8854 Siebnen (SwfterlancD

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SCHEDULE A

VacSy Vacuum System

VG-011-USA	VacSy Pump					20.13
VG-011-15	Glass Container 15x15x8.5cm Capacity 1.01	7.05
VG-011-19	Glass Container 19x19x9.5cm capacity 1.91	9.40
VG-011-20	Glass Container 21x13x8.5cm Capacity 1.61	8.05
VG-011-22	Glass Conatiner 22x22x10.5cm Capacity 3.21	11.07
VG-011-26	Glass Container 26x21x9.5cm Capacity 3.41	12.42
VG-012-18	Glass Container 18x9.5cm Capacity 1.51		7.72
VG-012-23	Glass Container 23x10.5 capacity 2.81		10.07
VG-013.05	Canister small 11cm h 13cm Capacity 0.51	5.03
VG-013-10	canister medium 11cm h 19.5cm Capacity 1.01	6.04
VG-013-15	Canister large 11cm h26.5cm Capacity 1.51	6.71
VG-013-20	canister extra large 11cm h33.5cm Capacity 2.01	7.72
VG-014-08	Universal Lid 4-8 cm				3.36
VG-014-16	Universal Lid 8-16cm				5.03
VG-015-19	Cheese Bell small/round 19x11cm			11.74
VG-015-22	Cheese Bell square 22x22x13cm			13.76
VG-015-28	Cheese Bell big/round 28x14cm			15.44
VG-015-30	Cheese Bell rectangular 30x22x15cm		16.44
VG-016		Bottle Caps 2 pieces				1.95
VG-017-USA	vacSy Bag Sealing Unit				40.27
VG-017-P-USA	vacSy Bag Sealing Unit with Pump		50.33
VG-017-N12	Single Bags, 12 pieces 28x50cm			2.50
VG-018-16T	Lexi Lid 16cm transparent			6.71
VG-018-18T	Lexi Lid 18cm transparent			7.72
VG-018-20T	Lexi Lid 20cm transparent			8.39
VG-018-22T	Lexi Lid 22cm transparent			9.06
VG-018-24T	Lexi Lid 24cm transparent			9.73
VG-019		Car Cable					5.20
VG-021-1	Food Jar capacity 2.51				5.03
VG-021-2	Set of Food Jars, 2 pieces capacity 2.51	9.40
VG-150		vacSy MINI set (5 pcs)				48.73
VG-160		vacSy STANDARD Set (9 pcs)			74.40
VG-170		vacSy FAMILY Set (11 pcs)			118.21